Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 filed on July 17, 2013) pertaining to the Spirit Realty Capital, Inc. and Spirit Realty, L.P. 2012 Incentive Award Plan and the Cole Credit Property Trust II, Inc. 2004 Independent Directors’ Stock Option Plan of our report dated March 5, 2013, with respect to the consolidated financial statements and schedules of Spirit Realty Capital, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission on March 5, 2013.

/s/ Ernst & Young LLP

Phoenix, Arizona

July 17, 2013